Exhibit 99.1

       UNITED STATES STEEL CORPORATION REPORTS 2005 THIRD QUARTER RESULTS

    PITTSBURGH, Oct. 25 /PRNewswire-FirstCall/ -- United States Steel
Corporation

                               Earnings Highlights

(Dollars in millions
except per share data)                   3Q 2005      2Q 2005      3Q 2004
------------------------------------   ----------   ----------   ----------
Net sales                              $    3,200   $    3,582   $    3,707

Segment income from operations
  Flat-rolled Products                 $       41   $      190   $      362
  U. S. Steel Europe                           32          141          146
  Tubular Products                            124          133           55
  Other Businesses                             21           23            7

Total segment income from
 operations                            $      218   $      487   $      570
Retiree benefit expenses                      (55)         (70)         (72)
Other items not allocated to
 segments                                      (4)          (4)          (4)

Income from operations                 $      159   $      413   $      494

   Interest and other financial
    costs                                      17           20            8
   Foreign currency losses (gains)             (1)          43           (4)

Net interest and other financial
 costs                                         16           63            4

Income tax provision                           28           93          126

Net income                             $      107   $      245   $      354

    - Per basic share                  $     0.89   $     2.11   $     3.08
    - Per diluted share                $     0.82   $     1.88   $     2.72

    United States Steel Corporation (NYSE: X) reported third quarter 2005 net income of $107 million, or $0.82 per diluted share, compared to second quarter 2005 net income of $245 million, or $1.88 per diluted share, and third quarter 2004 net income of $354 million, or $2.72 per diluted share.

    Commenting on third quarter results, U. S. Steel President and CEO John P. Surma said, "Our Flat-rolled and European segments remained profitable despite lower spot market prices and reduced operating rates. Our largest domestic blast furnace and our largest European blast furnace were both down for the entire quarter for major rebuilds. In addition, after standing idle for eighteen years, our No. 1 blast furnace in Serbia took time to ramp up to full production following a rebuild completed in June. In contrast, our Tubular segment had another outstanding quarter as demand and prices remained strong."

    The company reported third quarter 2005 income from operations of $159 million, compared with income from operations of $413 million in the second quarter of 2005 and $494 million in the third quarter of 2004.

    Other items not allocated to segments reduced third quarter 2005 net income by $4 million, or 3 cents per diluted share and second quarter 2005 net income by $3 million, or 2 cents per diluted share. Third quarter 2004 net income was increased by $21 million, or 16 cents per diluted share, primarily resulting from a $24 million favorable effect related to the settlements of prior years' income tax audits.

    Foreign currency gains in the third quarter of 2005 were $1 million, compared to losses of $43 million in the second quarter of 2005 and gains of $4 million in the third quarter of 2004. The year-to-date losses in 2005 primarily reflect accounting remeasurement losses from the appreciation of the U.S. dollar functional currency versus the euro and other local currencies.

    Reportable Segments and Other Businesses

    Management uses segment income from operations to evaluate company performance because we believe it to be a key measure of ongoing operating results. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $218 million, or $47 per ton, in the third quarter of 2005, compared with $487 million, or $100 per ton, in the second quarter of 2005 and $570 million, or $108 per ton, in the third quarter of 2004.

    The decrease in third quarter 2005 Flat-rolled income from operations compared to the second quarter primarily reflected lower spot prices and higher natural gas costs. The decline in European results was mainly due to lower spot market prices and shipments compared to the second quarter, partly resulting from a longer than anticipated outage at the No. 2 blast furnace in Slovakia.

    Outlook

    Commenting on U. S. Steel's outlook, Surma said, "With continuing reductions in service center inventory levels and firming spot prices, we expect fourth quarter market conditions to show improvement over the third, but results will remain well below those of the first two quarters of the year. Our order book remains strong across all industries, but we will continue to be affected by high natural gas prices and by reduced domestic raw steel capability for the duration of the Gary blast furnace rebuild."

    For Flat-rolled, fourth quarter 2005 shipments and average realized prices are expected to improve compared to the third quarter; however, these effects may be more than offset by higher costs for natural gas. We expect the Gary No. 14 blast furnace to start up in December and to reach full production early next year.

    For U. S. Steel Europe (USSE), fourth quarter shipments are expected to improve compared to the third quarter with all five blast furnaces operational after the October 12 restart of No. 2 blast furnace in Slovakia. Average realized prices should also improve, reflecting the recent increase in spot prices. Raw material costs are expected to decline compared to the third quarter.

    Shipments for the Tubular segment in the fourth quarter of 2005 are expected to return to second quarter levels while average realized prices should increase due to continued strong energy markets. The transfer price of tube rounds supplied by Flat-rolled was increased by $46 per ton effective October 1, 2005.

    Common Stock Repurchase Program

    On July 26, 2005, U. S. Steel announced that its Board of Directors had approved the repurchase of up to eight million shares of its common stock. During the third quarter, 1,210,000 shares were repurchased under this program for a total cost of $52 million.

                                    *****

    This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of the startup of the No. 14 blast furnace project at Gary Works and other facility projects; natural gas and electricity prices and usage; scrap and other raw materials availability and prices; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward- looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2004, and in subsequent filings for U. S. Steel.

    A Statement of Operations (Unaudited), Other Financial Data (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

    The company will conduct a conference call on third quarter earnings on Tuesday, October 25, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at www.ussteel.com.

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                      ------------------------------------

                                                    Quarter Ended                   Nine Months Ended
                                       ---------------------------------------          September 30
                                         Sept. 30      June 30       Sept. 30    -------------------------
(Dollars in millions)                      2005          2005          2004          2005          2004
------------------------------------   -----------   -----------   -----------   -----------   -----------
NET SALES                              $     3,200   $     3,582   $     3,707   $    10,569   $    10,085

OPERATING EXPENSES (INCOME):
 Cost of sales (excludes
  items shown below)                         2,808         2,925         2,967         8,632         8,341
 Selling, general and
  administrative expenses                      161           176           172           506           521
 Depreciation, depletion and
  amortization                                  88            88            96           274           287
 Income from investees                          (2)          (13)          (18)          (28)          (37)
 Net gains on disposal
  of assets                                     (7)           (6)           (2)          (17)          (46)
 Other income, net                              (7)           (1)           (2)          (10)          (14)
                                       -----------   -----------   -----------   -----------   -----------
   Total operating expenses                  3,041         3,169         3,213         9,357         9,052
                                       -----------   -----------   -----------   -----------   -----------
INCOME FROM OPERATIONS                         159           413           494         1,212         1,033
Net interest and other
 financial costs                                16            63             4           101           142
                                       -----------   -----------   -----------   -----------   -----------
INCOME BEFORE INCOME TAXES,
 MINORITY INTERESTS AND
 CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE                       143           350           490         1,111           891
Income tax provision                            28            93           126           276           263
Minority interests                               8            12            10            28            19
                                       -----------   -----------   -----------   -----------   -----------
INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                          107           245           354           807           609
Cumulative effect of change
 in accounting principle,
 net of tax                                     --            --            --            --            14
                                       -----------   -----------   -----------   -----------   -----------
NET INCOME                                     107           245           354           807           623
Dividends on preferred
 stock                                          (4)           (5)           (4)          (13)          (13)
                                       -----------   -----------   -----------   -----------   -----------
NET INCOME APPLICABLE TO
 COMMON STOCK                          $       103   $       240   $       350   $       794   $       610
                                       ===========   ===========   ===========   ===========   ===========

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                                   (Continued)
                       -----------------------------------

                                                    Quarter Ended                    Nine Months Ended
                                       ---------------------------------------          September 30
                                         Sept. 30      June 30       Sept. 30    -------------------------
(Dollars in millions)                      2005          2005          2004          2005          2004
------------------------------------   -----------   -----------   -----------   -----------   -----------
Per share:
Income before cumulative
 effect of change in
 accounting principle:
     - Basic                           $       .89   $      2.11   $      3.08   $      6.96   $      5.36
     - Diluted                         $       .82   $      1.88   $      2.72   $      6.18   $      4.76

Cumulative effect of change in
 accounting principle, net of tax:
     - Basic                           $        --   $        --   $        --   $        --   $       .13
     - Diluted                         $        --   $        --   $        --   $        --   $       .11

Net income:
     - Basic                           $       .89   $      2.11   $      3.08   $      6.96   $      5.49
     - Diluted                         $       .82   $      1.88   $      2.72   $      6.18   $      4.87

Weighted average shares,
 in thousands:
     - Basic                               113,980       114,222       113,523       114,054       111,170
     - Diluted                             130,339       130,646       130,021       130,583       127,940

Dividends paid per
 common share                          $       .10   $       .10   $       .05   $       .28   $       .15

                         UNITED STATES STEEL CORPORATION
                        OTHER FINANCIAL DATA (Unaudited)
                        --------------------------------

                                                         Nine Months Ended
                                                           September 30
                                                     -------------------------
Cash Flow Data           (In millions)                  2005           2004
--------------------------------------------------   -----------   -----------
Cash provided from operating activities:
 Net income                                          $       807   $       623
 Depreciation, depletion and amortization                    274           287
 Pensions and other postretirement benefits                  (77)          (19)
 Property tax settlement gain                                (95)           --
 Deferred income taxes                                        86           264
 Net gains on disposal of assets                             (17)          (46)
 Changes in: Current receivables                             153          (431)
     Inventories                                            (144)           32
     Current accounts payable and
      accrued expenses                                      (104)          235
 Other operating activities                                    1           (23)
                                                     -----------   -----------
   Total                                                     884           922
                                                     -----------   -----------
Cash used in investing activities:
 Capital expenditures                                       (473)         (367)
 Disposal of assets                                           25            87
 Other investing activities                                   11             5
                                                     -----------   -----------
   Total                                                    (437)         (275)
                                                     -----------   -----------
Cash (used in) provided from
 financing activities:
 Repayment of long-term debt                                  (7)         (297)
 Common stock issued                                          27           348
 Common stock repurchased                                    (52)           --
 Dividends paid                                              (45)          (29)
 Change in bank checks outstanding                            20            93
 Other financing activities                                  (26)          (16)
                                                     -----------   -----------
   Total                                                     (83)           99
                                                     -----------   -----------
Effect of exchange rate changes on cash                       (7)           --
                                                     -----------   -----------
Total net cash flow                                          357           746
Cash at beginning of the year                              1,037           316
                                                     -----------   -----------
Cash at end of the period                            $     1,394   $     1,062
                                                     ===========   ===========

                                                       Sept. 30      Dec. 31
Balance Sheet Data       (In millions)                   2005          2004
--------------------------------------------------   -----------   -----------
Cash and cash equivalents                            $     1,394   $     1,037
Other current assets                                       3,233         3,206
Property, plant and equipment - net                        3,840         3,627
Pension Asset                                              2,377         2,538
Other assets                                                 521           548
                                                     -----------   -----------
Total assets                                         $    11,365   $    10,956
                                                     ===========   ===========
Current liabilities                                  $     2,207   $     2,531
Long-term debt                                             1,366         1,363
Employee benefits                                          2,024         2,125
Other long-term liabilities                                1,038           939
Minority interests                                            29            28
Stockholders' equity                                       4,701         3,970
                                                     -----------   -----------
Total liabilities and stockholders' equity           $    11,365   $    10,956
                                                     ===========   ===========

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                     Quarter Ended                       Nine Months Ended
                                       -----------------------------------------            September 30
                                         Sept. 30       June 30        Sept. 30     --------------------------
(Dollars in millions)                      2005           2005           2004           2005          2004
------------------------------------   -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products                   $        41    $       190    $       362    $       566    $       810
U. S. Steel Europe                              32            141            146            385            262
Tubular Products                               124            133             55            379             83
Other Businesses(a)                             21             23              7             27             31
                                       -----------    -----------    -----------    -----------    -----------
Segment Income from Operations                 218            487            570          1,357          1,186
Retiree benefit expenses(b)                    (55)           (70)           (72)          (208)          (181)
Other items not allocated to
 segments:
   Property tax settlement
    gain(c)                                     --             --             --             70             --
   Stock appreciation rights                    (1)             2             (4)             2            (15)
   Workforce reduction
    charges(d)                                  (3)            (6)            --             (9)            --
   Income from sale of real
    estate interests                            --             --             --             --             43
                                       -----------    -----------    -----------    -----------    -----------
      Total Income from
       Operations                      $       159    $       413    $       494    $     1,212    $     1,033

CAPITAL EXPENDITURES
Flat-rolled Products                   $        83    $        78    $       109    $       220    $       167
U. S. Steel Europe                              67             59             57            175            136
Tubular Products                                 1              -              3              4              8
Other Businesses                                43             20             33             74             56
                                       -----------    -----------    -----------    -----------    -----------
   Total                               $       194    $       157    $       202    $       473    $       367

----------
(a) Includes the results of the former Real Estate segment.

(b) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers of America.

(c) Reflects the portion of the Gary property tax settlement gain that is included in cost of sales, and excludes $25 million that is included in net interest and other financial costs.

(d) Reflects special termination benefits for a USSK voluntary early retirement program.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                         Quarter Ended                      Nine Months Ended
                                           -----------------------------------------            September 30
                                             Sept. 30       June 30        Sept. 30     --------------------------
(Dollars in millions)                          2005           2005           2004           2005           2004
--------------------------------------     -----------    -----------    -----------    -----------    -----------
OPERATING STATISTICS
  Average realized price:
   ($/net ton)
      Flat-rolled Products(a)              $       586    $       633    $       627    $       624    $       561
      U. S. Steel Europe                           562            643            573            631            496
      Tubular Products                           1,393          1,302            907          1,281            785
  Steel Shipments:(a)(b)
      Flat-rolled Products                       3,191          3,224          3,745          9,950         11,888
      U. S. Steel Europe                         1,230          1,332          1,257          3,852          3,693
      Tubular Products                             264            297            266            864            807
  Raw Steel-Production:(b)
      Domestic Facilities                        3,514          3,597          4,293         11,414         13,002
      U. S. Steel Europe                         1,200          1,486          1,400          4,234          4,211
  Raw Steel-Capability
   Utilization:(c)
      Domestic Facilities                         71.9%          74.4%          87.8%          78.7%          89.3%
      U. S. Steel Europe                          64.1%          80.2%          75.0%          76.2%          75.8%
Domestic iron ore
 production(b)                                   5,878          5,670          5,546         16,930         17,169
Domestic iron ore
 shipments(b)(d)                                 6,066          6,232          6,930         15,687         17,688
Domestic coke
 production(b)(e)                                1,602          1,585          1,659          4,607          4,974
Domestic coke
 shipments (b)(e)(f)                               192            241            686            678          1,999

----------
(a) Excludes intersegment transfers.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 19.4 million net tons for domestic facilities and 7.4 million net tons for U. S. Steel Europe.
(d) Includes trade shipments and intersegment transfers.
(e) Includes the Clairton 1314B Partnership.
(f) Includes trade shipments only.

SOURCE  United States Steel Corporation
    -0-                             10/25/2005
    /CONTACT: Media, John Armstrong, +1-412-433-6792, or Investors-Analysts, Nick Harper, +1-412-433-1184, both of United States Steel Corporation/
    /First Call Analyst: /
    /FCMN Contact: /
    /Company News On-Call:  http://www.prnewswire.com/comp/929150.html/
    /Web site:  http://www.ussteel.com/